Exhibit 2.03a
PROMISSORY NOTE
[Non-Interest-Bearing]

$500,000.00	Louisville, Kentucky	February 26, 2010
     FOR VALUE RECEIVED, the undersigned, Beacon Enterprise Solutions Group, Inc., a Nevada corporation (“Maker”), hereby and unconditionally promises to pay to the order of Gelt Funding, LLC, a Delaware limited liability company (“Payee”), at 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431, or such other address given to Maker by Payee, the principal sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) ,or so much thereof as may be advanced prior to maturity, in lawful money of the United States of America. This Promissory Note (this “Note”) shall be non-interest bearing.
     Section 1. Definition. When used in this Note, the following terms shall have the respective meanings specified herein or in the section referred to:
     “Business Day” shall mean a day upon which business is transacted by national banks in Boca Raton, Florida.
     “Collateral Documents” shall mean the Security Agreement or any other collateral security document or instruments executed in connection herewith and securing the payment and performance of this Note.
     “Event of Default” shall have the meaning ascribed to it in Section 5 hereof.
     “Maximum Rate” shall mean, with respect to the holder hereof, the maximum non-usurious rate of interest which, under all legal requirements, such holder is permitted to contract for, charge, take, reserve, or receive on this Note.
     “Obligation” shall mean all indebtedness, liabilities and obligations, of every kind and character, of Maker, now or hereafter existing in favor of Payee, regardless of whether they are direct, indirect, primary, secondary, joint, several, joint and several, liquidated, unliquidated, fixed or contingent, and regardless of whether the same may, prior to their acquisition by Payee, be or have been payable to some other person or entity, including, but not limited to, all indebtedness, liabilities and obligations arising under this Note and under the Collateral Documents.
     “Security Agreement ” shall mean, that certain Subordinated Security Agreement dated as of the date hereof executed by Maker in favor of Payee to secure payment and performance of this Note.
     Section 2. Payment. The principal of this Note shall be due and payable as follows: (i) in one monthly installment in the amount of Two Hundred Fifty Thousand and No/100ths dollars ($250,000.00) on March 31, 2010, and (ii) in one final installment, on April 30, 2010, in the amount of the unpaid principal balance of this Note as of such date.
     Should the principal of, or any installment of the principal of or interest upon, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of and interest on this Note shall be made by Maker to Payee in federal or other immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.

     All past due principal of and, to the extent permitted by applicable law, interest upon this Note shall bear interest at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the rate per annum which shall from day-to-day be equal to ten percent (10% ).
     Section 3. Waiver. Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.
     No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.
     Section 4. Security. This Note is secured by, among other collateral, the Security Agreement and is entitled to the benefit of the liens and security interests created therein.
     Section 5. Events of Default and Remedies. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur and be continuing: (a) Maker shall fail to pay when due any principal of, or interest upon, this Note or the Obligation; (b) any representation or warranty made by Maker to Payee herein or in any of the Collateral Documents shall prove to be untrue or inaccurate in any material respect; (c) default shall occur in the performance of any of the covenants or agreements of Maker contained herein, in the Collateral Documents or in any other document executed or delivered to Payee in connection herewith; (d) default shall occur in the payment of any material indebtedness of Maker, or any such indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or otherwise or shall become due by its terms and shall not be promptly paid or extended; (e) any of the Collateral Documents shall cease to be legal, valid, binding agreements enforceable against any party executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; (f) Maker shall (1) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of itself or of all or a substantial part of its assets, (2) be adjudicated a bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; or (g) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Maker or appointing a receiver, trustee, intervenor or liquidator of any such person, or of all or substantially all of its or their assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.
     If Maker fails or refuses to pay any part of the principal of or interest upon this Note or the Obligation as the same become due, or upon the occurrence of any Event of Default hereunder or under any other agreement or instrument securing or assuring the payment of this Note or executed in connection herewith, including without limitation the Collateral Documents, then in any such event the holder hereof may, at its option, (i) declare the entire unpaid balance of principal of and accrued interest upon the Obligation to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to Section 3 herein, (ii) reduce any claim to judgment; and/or (iii) pursue and enforce any of Payee’s rights and remedies available pursuant to any applicable law or agreement including, without limitation, foreclosing all liens and security interests securing payment thereof or any part thereof; provided, however, in the case of any Event of Default specified in Paragraph (f) or (g) above with respect to Maker, without any notice to Maker or any other act by Payee, the principal of and interest accrued on this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Maker.
     If Payee makes an advance hereunder at any time that an Event of Default has occurred hereunder and is continuing (which Payee is in no event obligated to do), such act shall not be deemed to be a waiver of Payee’s right to require the satisfaction of all conditions set forth herein, prior to Payee’s being obligated to make any further advance hereunder. If Payee does so make an advance or advances hereunder, any failure thereafter by Maker to promptly comply with all requirements set forth herein upon demand by Payee to so do shall constitute a default under this Note.
     Section 6. Notice. Whenever this Note requires or permits any notice, approval, request or demand from one party to another, the notice, approval, request or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mails, certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

Payee:	Gelt Funding, LLC 2255 Glades Road, Suite 324A Boca Raton, Florida 33431

Maker:	Beacon Enterprise Solutions Group, Inc. 1311 Herr Lane, Suite 205 Louisville, Kentucky 40218
     Section 7. Voluntary Prepayment. Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.
     Section 8. Usury Laws. Regardless of any provisions contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note, any amount in excess of the highest lawful rate, and, in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

     Section 9. Costs. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees, including all costs of appeal.
     Section 10. Origination Fee. In addition to the other payments due hereunder, Maker covenants and agrees to pay to Payee on April 30, 2010, a loan origination fee in the amount of $10,000.00.
     Section 11. Applicable Law. This Note is being executed and delivered, and is intended to be performed in the State of Kentucky. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Kentucky shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Palm Beach County, Florida.
     Section 12. Notice of Final Agreement. THIS NOTE, TOGETHER WITH THE COLLATERAL DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentionally Blank; Signature Page Follows]

Beacon Enterprise Solutions Group, Inc.
By:	/s/ Bruce Widener
	Printed Name:	Bruce Widener
Title: Chairman and Chief Executive Officer

Signature Page